PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS
Significant Enhancements to Portfolio through Strategic Asset Repositioning
Updates and Improves 2018 Guidance

HUNT VALLEY, MARYLAND – August 3, 2018 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended June 30, 2018.  The Company reported for the three-month period ended June 30, 2018 net income of $82.0 million or $0.39 per common share. The Company also reported Funds From Operations ("FFO") for the quarter of $155.5 million or $0.75 per common share, Adjusted Funds From Operations ("AFFO" or "Adjusted FFO") of $159.1 million or $0.76 per common share, and Funds Available For Distribution ("FAD") of $140.3 million.
FFO for the second quarter of 2018 includes $4.1 million of non-cash stock-based compensation expense, $1.0 million of unrealized gain on warrants and $0.6 million in provisions for uncollectible accounts (Adjusted FFO excludes those three items).  FFO, AFFO and FAD are non-GAAP financial measures.  For more information regarding these non-GAAP measures, see the "Funds From Operations" schedule.

GAAP NET INCOME

For the three-month period ended June 30, 2018, the Company reported net income of $82.0 million, or $0.39 per common share, on operating revenues of $219.9 million.  This compares to net income of $68.2 million, or $0.33 per common share, on operating revenues of $235.8 million, for the same period in 2017.
For the six-month period ended June 30, 2018, the Company reported net income of $169.9 million, or $0.82 per common share, on operating revenues of $440.1 million.  This compares to net income of $177.3 million, or $0.86 per common share, on operating revenues of $467.5 million, for the same period in 2017.
The year-to-date decrease in net income compared to the prior year was primarily due to a $32.3 million reduction in revenue associated with the Orianna Health Systems ("Orianna" and f/k/a ARK) portfolio, a favorable $10.4 million contractual settlement recorded in the first quarter of 2017, a $7.0 million increase in general and administrative expenses, $3.3 million in increased provisions for uncollectible accounts and $3.0 million in increased interest expense.  This decrease in net income was partially offset by $22.0 million decrease in interest refinancing costs, $14.0 million decrease in impairments on real estate assets and $7.8 million in increased gains on the sale of assets.

CEO COMMENTS

Taylor Pickett, Omega's Chief Executive Officer, stated, "This has been an eventful yet productive quarter.  We sold the majority of facilities associated with our strategic asset repositioning effort; we restructured our Signature portfolio; and we transitioned our legacy Orianna Mississippi and Indiana facilities to two existing Omega operators."  Mr. Pickett added, "As we noted last week, we have terminated the restructuring support agreement with our tenant 4 West Holdings and the sponsor of Orianna's restructuring plan.  We continue to work to resolve the remaining Orianna portfolio issues.  While the form of that resolution is evolving, with $12.5 million of annual rent already realized, we remain confident that the final resolution will ultimately result in our previously stated range of $32 million to $38 million of annual rent or rent equivalents from the assets that previously constituted our Orianna portfolio."  Mr. Pickett concluded "During the quarter, we hosted an Investor Day in which we provided industry and demographic information highlighting the growth opportunities ahead of us.  With an improved portfolio of assets and the majority of our dispositions behind us, we can now focus on redeploying the proceeds and growing the business."

2018 RECENT DEVELOPMENTS AND SECOND QUARTER HIGHLIGHTS

In Q3 2018, the Company…

•	declared a $0.66 per share quarterly common stock dividend.
•	transitioned 14 Orianna facilities to existing operators for annual contractual rent of $12.5 million.

In Q2 2018, the Company…

•	sold 47 assets for consideration of $137.6 million in cash, a $25 million seller note and $53.1 million in buyer assumed debt.
•	completed $77 million in new investments.
•	invested $54 million in capital renovation and construction-in-progress projects.
•	declared a $0.66 per share quarterly common stock dividend.

In Q1 2018, the Company…

•	sold 14 facilities and had 3 mortgage loans repaid, totaling $98.4 million in net cash proceeds.
•	invested $38 million in capital renovation and construction-in-progress projects.
•	completed $30 million in new investments.
•	increased its quarterly common stock dividend rate to $0.66 per share.

SECOND QUARTER 2018 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended June 30, 2018 totaled $219.9 million, which included $18.4 million of non-cash revenue.
Operating expenses for the three-month period ended June 30, 2018 totaled $84.3 million and consisted of $69.6 million of depreciation and amortization expense, $11.1 million of general and administrative expense, $4.1 million of stock-based compensation expense, $0.6 million in provisions for uncollectible accounts and recovery on real estate properties of $1.1 million.  For more information on impairment charges, see the Asset Impairment and Disposition section below.
Other Income and Expense – Other income and expense for the three-month period ended June 30, 2018 was a net expense of $49.3 million, primarily consisting of $48.1 million of interest expense, $2.2 million of amortized deferred financing costs, offst by $1.0 million in unrealized gain on warrants, classified in Interest income and other – net.
Funds From Operations – For the three-month period ended June 30, 2018, FFO was $155.5 million, or $0.75 per common share on 208 million weighted-average common shares outstanding, compared to $150.9 million, or $0.73 per common share on 207 million weighted-average common shares outstanding, for the same period in 2017.
The $155.5 million of FFO for the three-month period ended June 30, 2018 includes the impact of $4.1 million of non-cash stock-based compensation expense, $0.6 million in provisions for uncollectible accounts and $1.0 million in unrealized gain on warrants.
The $150.9 million of FFO for the three-month period ended June 30, 2017 includes the impact of $23.5 million of one-time interest refinancing costs, $3.7 million of non-cash stock-based compensation expense and $2.7 million in provisions for uncollectible accounts, offset by $1.9 million of one-time revenue.
Adjusted FFO was $159.1 million, or $0.76 per common share, for the three-month period ended June 30, 2018, compared to $179.0 million, or $0.87 per common share, for the same period in 2017.  For further information see the "Funds From Operations" schedule.

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended June 30, 2018, the Company sold 1.7 million shares of its common stock generating $50.4 million of gross proceeds.  The following table outlines shares of the Company's common stock issued under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan in 2018:
Equity Shelf (At-the-Market) Program for 2018
(in thousands, except price per share)

	Q1	Q2	Year To Date
Number of shares	—	912	912
Average price per share	$—	$30.93	$30.93
Gross proceeds	$—	$28,218	$28,218

Dividend Reinvestment and Common Stock Purchase Plan for 2018
(in thousands, except price per share)

	Q1	Q2	Year To Date
Number of shares	189	759	948
Average price per share	$25.87	$29.22	$28.55
Gross proceeds	$4,886	$22,164	$27,050

2018 SECOND QUARTER PORTFOLIO ACTIVITY

Portfolio Activity:
$131 Million of New Investments in Q2 2018 – In Q2 2018, the Company completed approximately $77 million of new investments and $54 million in capital renovations and new construction consisting of the following:
$44 Million Mortgage Loan – On June 27, 2018, the Company entered into a $44.2 million first mortgage loan with an existing operator of the Company. The loan is secured by five skilled nursing facilities ("SNFs") with 522 beds located in Michigan. The loan is cross-defaulted and cross-collateralized with the Company's existing loans and master lease with the operator. The loan bears an initial annual interest rate of 9.5%, which rate increases each year by 0.225%.
$23 Million Acquisition – On June 1, 2018, the Company acquired five SNFs for approximately $22.8 million from an unrelated third party.  The five Texas SNFs with 298 beds were added to an existing operator's master lease with an initial cash yield of 9.5% with 2.195% annual rent escalators.
$10 Million Mezzanine Loan – On May 24, 2018, the Company invested an additional $10.0 million into an existing $50.0 million mezzanine loan. The annual interest rate increased to 12.0% and the maturity date was extended to May 2023.
$54 Million Capital Renovation Projects – In addition to the new investments outlined above, in Q2 2018, the Company invested $54.1 million under its capital renovation and construction-in-progress programs.

Orianna – On July 1, 2018, the Company transitioned the legacy Orianna portfolio in Mississippi (13 facilities) to an existing Omega operator with annual contractual rent of $12 million.  On August 1, 2018, a legacy Orianna facility in Indiana was transitioned to an existing operator with annual contractual rent of $0.5 million.

On July 25, 2018, Omega terminated the restructuring support agreement with its tenant 4 West Holdings and the sponsor of Orianna's restructuring plan.  The Company is evaluating and/or pursuing alternative courses of action to protect its assets and shareholder value, and working with operators to protect the interests of residents of the facilities.

Agemo Holdings LLC (formerly Signature Healthcare) – As previously reported in the Company's Form 10-Q, filed on May 10, 2018, Omega and Signature Healthcare entered into a consensual out-of-court restructuring agreement on May 7, 2018.  As part of the restructuring, Signature Healthcare was reorganized to separate each of its primary portfolios with its three major landlords into distinct lease silos.  Signature Healthcare formed Agemo Holdings LLC to be the holding company of the leases and loans of the Omega portfolio.
In connection with the Signature Healthcare restructuring, Omega agreed to: (1) defer up to $6.3 million of rent per annum for 3 years commencing May 1, 2018; (2) provide capital expenditure funds of approximately $4.5 million per year for 3 years to be used for the general maintenance and capital improvements of our 59 facilities; (3) extend a 7-year working capital term loan at 7% for an amount up to $25 million with a maturity date of April 30, 2025; (4) extend the term of the master lease by two years to December 31, 2030 and (5) extend the maturity date of the existing term loan by two years to December 31, 2024.

ASSET IMPAIRMENTS AND DISPOSITIONS

During the second quarter of 2018, the Company sold 47 assets (33 previously classified as assets held for sale and one classified as a direct financing lease) for consideration of $137.6 million in cash, a $25 million seller note and $53.1 million in buyer-assumed HUD debt, recognizing a loss of approximately $2.9 million.
During the second quarter, the Company received $5.2 million in insurance proceeds related to a facility destroyed in a fire in 2017 (note – the Company recorded a $12.6 million impairment charge related to the fire in Q4 2017) and expects to receive additional insurance proceeds in the second half of 2018.  The Company recorded impairment charges of $4.1 million primarily related to reducing the net book values on five facilities to their estimated fair values or expected selling prices.  The combination of the recovery and the impairment charges resulted in a net recovery on real estate properties of $1.1 million.
As of June 30, 2018, the Company had three facilities classified as assets held for sale totaling $3.8 million.  The Company expects to sell these facilities over the next few quarters.
As part of its ongoing strategic asset repositioning program, in addition to the $3.8 million of assets held for sale, the Company is evaluating an additional $90+ million of potential disposition opportunities within its portfolio and may incur additional impairments or potential losses on the dispositions.

DIVIDENDS

On July 13, 2018, the Board of Directors declared a common stock dividend of $0.66 per share, to be paid August 15, 2018 to common stockholders of record as of the close of business on July 31, 2018.

2018 ADJUSTED FFO GUIDANCE REVISED

The Company increased the lower end of its 2018 Adjusted FFO guidance by $0.07 to its revised range of $3.03 to $3.06 per diluted share.

Bob Stephenson, Omega's CFO commented, "Similar to the first quarter, our better-than-expected second quarter results were predominantly due to planned asset sales occurring later in the quarter than initially assumed.  Accordingly, we are increasing the low end of our guidance for 2018 annual AFFO and FAD."  Mr. Stephenson continued, "As I stated when we issued our 2018 guidance in February, we expanded our initial guidance range this year due to lack of clarity around the timing of asset sales, capital redeployment and the ultimate resolution on Orianna.  With the majority of our strategic asset repositioning complete, we feel comfortable increasing the low end of our guidance range.  While we expect to redeploy most of the proceeds from the asset sales by year-end, the exact timing around redeployment will significantly impact where we fall within this revised guidance range."

The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings.
2018 Annual Adjusted FFO Guidance Range (per diluted common share)
Full Year
Net Income	$1.58 - $1.61
Depreciation	1.38
Gain on assets sold – net	(0.07)
Real estate impairment	0.02
FFO	$2.91 - $2.94
Adjustments:
Unrealized gain on warrants	(0.01)
Purchase option buyout	0.01
Provision for uncollectible accounts	0.04
Stock-based compensation expense	0.08
Adjusted FFO	$3.03 - $3.06
Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2018 reflects the impact of capital renovation projects, $311 million of assets sold and mortgages repaid through Q2 2018, the sale of $4 million of assets held for sale, approximately $90+ million of potential divestitures and the redeployment of capital from asset sales.  It assumes the Company will not be recording revenue related to its Orianna portfolio for the majority of 2018, with the exception of $6.25 million ($12.5 million annually) related to Orianna's former Mississippi and Indiana facilities, which transitioned to two existing operators of the Company effective July 1 and August 1, respectively.  It also excludes the impact of gains and losses from the sale of assets, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition costs, and additional provisions for uncollectible accounts, if any.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL
The Company will be conducting a conference call on Monday, August 6, 2018 at 10 a.m. Eastern to review the Company's 2018 second quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's Second Quarter 2018 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.
*   *   *   *   *   *
Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT
Matthew Gourmand, SVP, Investor Relations
or
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations, and other costs and uncertainties associated with operator bankruptcies; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (x) Omega's ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) the potential impact of changes in the SNF and assisted living facility ("ALF") market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiii) changes in interest rates; (xiv) changes in tax laws and regulations affecting REITs; and (xv) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$7,571,661	$7,655,960
Less accumulated depreciation	(1,475,463)	(1,376,828)
Real estate investments – net	6,096,198	6,279,132
Investments in direct financing leases – net	349,465	364,965
Mortgage notes receivable – net	703,309	671,232
	7,148,972	7,315,329
Other investments – net	377,206	276,342
Investment in unconsolidated joint venture	32,820	36,516
Assets held for sale – net	3,782	86,699
Total investments	7,562,780	7,714,886

Cash and cash equivalents	10,951	85,937
Restricted cash	2,598	10,871
Accounts receivable – net	320,140	279,334
Goodwill	644,369	644,690
Other assets	33,301	37,587
Total assets	$8,574,139	$8,773,305

LIABILITIES AND EQUITY
Revolving line of credit	$220,000	$290,000
Term loans – net	902,168	904,670
Secured borrowings – net	—	53,098
Unsecured borrowings – net	3,325,889	3,324,390
Accrued expenses and other liabilities	257,049	295,142
Deferred income taxes	14,718	17,747
Total liabilities	4,719,824	4,885,047

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 200,332 shares as of June 30, 2018 and 198,309 as of December 31, 2017	20,033	19,831
Common stock – additional paid-in capital	4,997,329	4,936,302
Cumulative net earnings	2,011,689	1,839,356
Cumulative dividends	(3,473,406)	(3,210,248)
Accumulated other comprehensive loss	(30,157)	(30,150)
Total stockholders' equity	3,525,488	3,555,091
Noncontrolling interest	328,827	333,167
Total equity	3,854,315	3,888,258
Total liabilities and equity	$8,574,139	$8,773,305

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED INCOME STATEMENTS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue
Rental income	$192,850	$193,997	$386,799	$386,534
Income from direct financing leases	497	15,462	1,110	31,108
Mortgage interest income	16,834	16,297	33,413	32,253
Other investment income	9,097	7,278	17,624	14,192
Miscellaneous income	603	2,763	1,134	3,454
Total operating revenues	219,881	235,797	440,080	467,541

Expenses
Depreciation and amortization	69,609	70,350	139,970	140,343
General and administrative	11,148	7,807	23,567	16,587
Stock-based compensation	4,089	3,734	8,145	7,478
Acquisition costs	-	19	-	(22)
(Recovery) impairment on real estate properties	(1,097)	10,135	3,817	17,773
Provision for uncollectible accounts	564	2,673	8,378	5,077
Total operating expenses	84,313	94,718	183,877	187,236

Income before other income and expense	135,568	141,079	256,203	280,305
Other income (expense)
Interest income and other – net	1,125	254	1,710	258
Interest expense	(48,082)	(48,085)	(96,093)	(93,126)
Interest – amortization of deferred financing costs	(2,242)	(2,543)	(4,485)	(5,045)
Interest – refinancing costs	-	(21,965)	-	(21,965)
Contractual settlement	-	-	-	10,412
Realized (loss) gain on foreign exchange	(66)	79	(7)	140
Total other expense	(49,265)	(72,260)	(98,875)	(109,326)

Income before (loss) gain on assets sold	86,303	68,819	157,328	170,979
(Loss) gain on assets sold – net	(2,891)	(622)	14,609	6,798
Income from continuing operations	83,412	68,197	171,937	177,777
Income tax expense	(838)	(591)	(1,381)	(1,691)
(Loss) income from unconsolidated joint venture	(588)	551	(637)	1,183
Net income	81,986	68,157	169,919	177,269
Net income attributable to noncontrolling interest	(3,450)	(2,900)	(7,163)	(7,572)
Net income available to common stockholders	$78,536	$65,257	$162,756	$169,697

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.39	$0.33	$0.82	$0.86
Diluted:
Net income	$0.39	$0.33	$0.82	$0.86

Dividends declared per common share	$0.66	$0.63	$1.32	$1.25

Weighted-average shares outstanding, basic	199,497	197,433	199,204	197,223
Weighted-average shares outstanding, diluted	208,460	206,672	208,139	206,423

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income	$81,986	$68,157	$169,919	$177,269
Add back loss (deduct gain) from real estate dispositions	2,891	622	(14,609)	(6,798)
Add back loss from real estate dispositions of unconsolidated joint venture	640	—	640	—
Sub – total	85,517	68,779	155,950	170,471
Elimination of non-cash items included in net income:
Depreciation and amortization	69,609	70,350	139,970	140,343
Depreciation - unconsolidated joint venture	1,466	1,658	3,123	3,316
(Deduct recovery) add back non-cash provision for impairments on real estate properties	(1,097)	10,135	3,817	17,773
Add back non-cash provision for impairments on real estate properties of unconsolidated joint venture	—	—	608	—
Funds from operations ("FFO")	$155,495	$150,922	$303,468	$331,903

Weighted-average common shares outstanding, basic	199,497	197,433	199,204	197,223
Restricted stock and PRSUs	197	467	167	407
Omega OP Units	8,766	8,772	8,768	8,793
Weighted-average common shares outstanding, diluted	208,460	206,672	208,139	206,423

Funds from operations available per share	$0.75	$0.73	$1.46	$1.61

Adjustments to calculate adjusted funds from operations:
Funds from operations	$155,495	$150,922	$303,468	$331,903
Deduct one-time revenue	—	(1,881)	—	(1,881)
Deduct unrealized gain on warrants	(1,021)	—	(1,602)	—
Deduct contractual settlement	—	—	—	(10,412)
Add back (deduct) acquisition costs	—	19	—	(22)
Add back one-time buy-out of purchase option	—	—	2,000	—
Add back provision for uncollectible accounts	564	2,673	8,378	5,077
Add back interest refinancing expense	—	23,539	—	23,539
Add back non-cash stock-based compensation expense	4,089	3,734	8,145	7,478
Adjusted funds from operations ("AFFO")	$159,127	$179,006	$320,389	$355,682

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,215	$2,851	$4,431	$5,661
Capitalized interest	(2,608)	(1,906)	(4,904)	(3,895)
Non-cash revenues	(18,432)	(17,956)	(35,812)	(36,085)
Funds available for distribution ("FAD")	$140,302	$161,995	$284,104	$321,363

Funds From Operations ("FFO"), Adjusted FFO and Funds Available for Distribution ("FAD") are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities for the period ended June 30, 2018:
	As of June 30, 2018			As of June 30, 2018
Balance Sheet Data	Total # of Properties	Total Investment ($000's)	% of Investment	# of Operating Properties (1)	# of Operating Beds (1)
Real Estate Investments	840	$7,571,661	88%	830	83,002
Direct Financing Leases	40	349,465	4%	40	4,144
Mortgage Notes Receivable	53	703,309	8%	53	5,764
	933	$8,624,435	100%	923	92,910
Assets held for sale	3	3,782
Total Investments	936	$8,628,217

Investment Data	Total # of Properties	Total Investment ($000's)	% of Investment	# of Operating Properties(1)	# of Operating Beds (1)	Investment per Bed ($000's)
Skilled Nursing Facilities/Transitional Care	805	$7,152,134	83%	798	85,130	$84
Senior Housing (2)	128	1,472,301	17%	125	7,780	$189
	933	$8,624,435	100%	923	92,910	$93
Assets held for sale	3	3,782
Total Investments	936	$8,628,217
(1) (1) Excludes facilities which are non-operating, closed and/or not currently providing patient services. (2) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Six Months Ended
	June 30, 2018		June 30, 2018
Rental Property	$192,850	88%	$386,799	88%
Direct Financing Leases	497	0%	1,110	0%
Mortgage Notes	16,834	8%	33,413	8%
Other Investment Income and Miscellaneous Income - net	9,700	4%	18,758	4%
	$219,881	100%	$440,080	100%

Revenue by Facility Type	Three Months Ended		Six Months Ended
	June 30, 2018		June 30, 2018
Skilled Nursing Facilities/Transitional Care	$182,266	83%	$364,519	83%
Senior Housing	27,915	13%	56,803	13%
Other	9,700	4%	18,758	4%
	$219,881	100%	$440,080	100%

Rent/Interest Concentration by Operator ($000's)	# of Properties (1)	Total Annualized Contractual Rent/Interest (1)(2)	% of Total Annualized Contractual Rent/Interest
Ciena Healthcare	74	$88,767	11.5%
CommuniCare Health Services, Inc.	47	61,389	8.0%
Genesis Healthcare	50	57,259	7.4%
Signature Holdings II, LLC	59	50,064	6.5%
Saber Health Group	40	40,767	5.3%
Health & Hospital Corporation	44	35,234	4.6%
Guardian LTC Management Inc.	32	31,036	4.0%
Maplewood Real Estate Holdings, LLC	14	30,450	4.0%
Daybreak Venture, LLC.	57	29,666	3.9%
Diversicare Healthcare Services	35	28,866	3.7%
Remaining Operators (3)	415	316,642	41.1%
	867	$770,140	100.0%

(1)
(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.
(2) 2Q 2018 contractual rent/interest annualized; includes mezzanine and term loan interest.
(3) Excludes 42 Orianna and 14 Preferred Care facilities due to their bankruptcy status: all facilities of these two operators are expected to be transitioned or sold.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (1)	% of Total Investment
Texas	118	$830,726	9.6%
Florida	93	823,540	9.5%
Michigan	53	681,344	7.9%
Ohio	62	635,090	7.4%
Indiana	65	583,112	6.8%
California	54	497,584	5.8%
Pennsylvania	43	463,951	5.4%
Tennessee	38	324,770	3.8%
Virginia	18	285,063	3.3%
North Carolina	32	270,254	3.1%
Remaining 31 states (2)	302	2,821,396	32.7%
	878	8,216,830	95.3%
United Kingdom	55	407,605	4.7%
	933	$8,624,435	100.0%
(1) Excludes three properties with total investment of $3.8 million classified as assets held for sale. (2) Remaining 31states Total Investment includes New York City 2nd Avenue development project.

Rent and Loan Maturities ($000's)		As of June 30, 2018
Operating Lease Expirations & Loan Maturities	Year	2018 Lease Rent	2018 Interest	2018 Lease and Interest Rent	%
2018		$-	$1,442	$1,442	0.2%
2019		2,093	-	2,093	0.3%
2020		5,387	3,376	8,763	1.1%
2021		6,186	142	6,328	0.8%
2022		37,096	-	37,096	4.8%
2023		22,803	-	22,803	3.0%

Notes: Based on annualized 2nd quarter 2018 contractual rent and interest.
Excludes Preferred Care's contractual revenue of approximately $3.2 million expiring in 2022 due to its bankruptcy status.
Orianna revenue of approximately $47.3 million does not contractually expire until 2026 or later and therefore is also excluded due to their bankruptcy status.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators as of March 31, 2018:

Operator Revenue Mix (1)	As of March 31, 2018
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended March 31, 2018	51.3%	36.4%	12.3%
Three-months ended December 31, 2017	52.9%	34.6%	12.5%
Three-months ended September 30, 2017	52.9%	34.7%	12.4%
Three-months ended June 30, 2017	51.9%	35.9%	12.2%
Three-months ended March 31, 2017	51.0%	37.3%	11.7%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
	Occupancy (2)	Before Management Fees		After Management Fees

Twelve-months ended March 31, 2018	82.4%	1.69	x	1.33	x
Twelve-months ended December 31, 2017	82.3%	1.71	x	1.34	x
Twelve-months ended September 30, 2017	82.2%	1.72	x	1.35	x
Twelve-months ended June 30, 2017	82.4%	1.71	x	1.34	x
Twelve-months ended March 31, 2017	82.5%	1.69	x	1.33	x

(1) Excludes all facilities considered non-core. (2) Based on available (operating) beds.

The following table presents a debt maturity schedule as of June 30, 2018:

Debt Maturities ($000's)	Unsecured Debt
Year	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Sub Notes (3)	Total Debt Maturities
2018	$-	$-	$-	$-
2019	-	-	-	-
2020	-	-	-	-
2021	220,000	-	20,000	240,000
2022	907,030	-	-	907,030
2023	-	700,000	-	700,000
Thereafter	-	2,650,000	-	2,650,000
	$1,127,030	$3,350,000	$20,000	$4,497,030

(1) The $220 million Line of Credit borrowings excludes $4.8 million net deferred financing costs and can be extended into 2022. The $907 million is comprised of a: $425 million US Dollar term loan, £100 million term loan (equivalent to $132 million in US dollars), $100 million term loan to Omega's operating partnership and $250 million term loan (excludes $4.9 million net deferred financing costs related to the term loans).
(2) Excludes net discounts and deferred financing costs.
(3) Excludes $0.3 million of fair market valuation adjustments.

The following table presents investment activity for the three and six month periods ended June 30, 2018:

Investment Activity ($000's)	Three Months Ended		Six Months Ended
	June 30, 2018		June 30, 2018
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$22,825	17.4%	$52,497	26.4%
Construction-in-Progress	38,743	29.6%	58,228	29.4%
Capital Expenditures	15,367	11.7%	33,830	17.0%
Investment in Direct Financing Leases	-	0.0%	15	0.0%
Mortgages	44,200	33.7%	44,200	22.2%
Other	10,000	7.6%	10,000	5.0%
Total	$131,135	100.0%	$198,770	100.0%